UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  August 12, 2010

PIONEER POWER SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-155375	26-3387077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parker Plaza 400 Kelby Street, 9th Floor Fort Lee, New Jersey	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 867-0700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2010, Nathan J. Mazurek resigned as our chief financial officer, secretary and treasurer. Mr. Mazurek, however, remains our president, chief executive officer and chairman of the board of directors. In connection with Mr. Mazurek’s resignation as our chief financial officer, secretary and treasurer, our board of directors appointed Andrew Minkow, 41, as our chief financial officer, secretary and treasurer. On August 12, 2010, our board of directors also voted to increase the size of our board of directors from six directors to seven directors and appointed Andrew Minkow to our board of directors for a term expiring at our next meeting of stockholders.

Mr. Minkow has over 18 years of industry experience in corporate finance, mergers and acquisitions, capital markets, financial reporting, forecasting and general operational and administrative management. Mr. Minkow was previously the President of MAST Consulting, a provider of executive management, strategic planning and financial reporting services to several corporate clients, including us. From 2001 to 2009, Mr. Minkow was a member of the investment banking division at Morgan Joseph & Co. Inc., a middle market investment bank in which he was a founding employee and shareholder. Between 1997 and 2001, he served in several investment banking and capital markets roles at the U.S. division of ING Barings (formerly known as Furman Selz). Mr. Minkow has a BA degree from Cornell University and received an MBA from Columbia Business School. Since we became public in December 2009, Mr. Minkow, through MAST Consulting, has been instrumental in the preparation of our public filings and investor materials, assisting us to pursue strategic initiatives and helping us develop core business strategies. Based on Mr. Minkow’s recent experience, coupled with Mr. Minkow’s years of experience in working as an investment banker with similarly situated companies in connection with a wide range of corporate finance transactions, the board believes that Mr. Minkow brings a set of skills and knowledge to the board that will assist us in continuing to grow our business and realizing our strategic goals.

We entered into a three-year employment agreement with Mr. Minkow, dated as of August 12, 2010, pursuant to which Mr. Minkow shall serve as our chief financial officer, secretary and treasurer. Pursuant to such employment agreement, Mr. Minkow’s annual base salary shall be $180,000 for the first year of the employment term, $205,000 for the second year of the employment term and $230,000 for the third year of the employment term. Under the agreement, Mr. Minkow may be awarded a bonus each year of up to 50% of  his base salary based on performance, which percentage may be increased in the discretion of the board. The employment agreement also provides that Mr. Minkow shall be entitled to receive a ten-year option to purchase 150,000 shares of our common stock under our 2009 Stock Incentive Plan at an exercise price equal to $3.04 per share. The option will vest in three equal annual installments of 50,000 shares on each of August 12, 2011, August 12, 2012 and August 12, 2013.

If we terminate Mr. Minkow’s employment without cause, he shall be entitled to: (1) the continued payment of his base salary for the remainder of the term of the employment agreement had the agreement not been terminated; (2) annual bonus payments based on the average bonus compensation (as a percentage of base salary) paid historically to Mr. Minkow during the period prior to his termination without cause and (3) the immediate vesting of all stock options previously awarded to Mr. Minkow. Mr. Minkow has also agreed not to compete with us, or to solicit employees or customers from us, until the earlier to occur of (w) August 12, 2013, (x) the date upon which Mr. Minkow is terminated without cause, (y) the termination of Mr. Minkow’s employment due to disability or (z) Mr. Minkow’s voluntary termination of his employment following a breach by us of his employment agreement.

Item 8.01.	Other Events.

On August 12, 2010, we issued a press release announcing the appointment of Mr. Minkow as our chief financial officer, secretary, treasurer and director. The full text of this press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment and Non-Competition Agreement, dated as of August 12, 2010, by and between Pioneer Power Solutions, Inc. and Andrew Minkow.

99.1	Press Release, dated August 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, INC.

Dated: August 18, 2010	By:	/s/ Andrew Minkow
		Name:	Andrew Minkow
		Title:	Chief Financial Officer